News Release:

Patriot Minefinders Announces Signing of Definitive Agreement
and Commencement of Field Work

Announcement Highlights:

•	Definitive agreement on KM66 property executed
•	Geological work to commence at KM66 next week
•	Mr. John LaGourgue appointed as Chief Executive Officer

Vancouver, B.C., February 22, 2013 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF).

Patriot Minefinders Inc. (“Patriot”) is pleased to announce that the Definitive Agreement (“Agreement”) between Patriot and Bearing Resources Ltd. for on the KM 66 Property was signed on February 18, 2013. The Agreement allows Patriot to earn 75% interest on the property (please see Company News dated November 28, 2012).

With the Definitive Agreement signed, geological work consisting of mapping and core logging designed to better define the geology of the resource and adjoining areas are set to begin on the property next week.

The Company has also engaged Arseneau and Associates to conduct a review and update of the historical NI 43-101 technical report (please see Company News dated February 1st, 2013). Mr. Arseneau is expected to commence his review o in early March 2013.

With Patriot advancing onsite, the company is also pleased to announce that Mr. John LaGourgue, who was appointed as a Director of the Company on January 22, 2013, has been appointed Chief Executive Officer of the Company effective February 1, 2013.

John LaGourgue, CEO, states, "Patriot has a unique opportunity to pursue both definition and expansion of the known historical silver resource at KM66 while concurrently targeting discovery of new deposits through exploration.”

The company thanks Mr. John Schweitzer for his work as past CEO of the company and wishes him well in future endeavours.

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. Patriot is an exploration company focused on the development of gold and silver deposits in the known mining districts of Mexico. The execution of a Definitive Agreement on the KM 66 Project with Bearing Resources Ltd. will turn Patriot into a major explorer in the prolific silver-gold belt of Central Mexico. Patriot trades under the symbol PROF.

Fred Tejada, P.Geo, Director of Patriot, is a qualified person within the context of National Instrument 43-101, has reviewed and takes responsibility for the technical content of this news release.

On behalf of the Board

“John LaGourgue”
JOHN LAGOURGUE, CEO & Director

Patriot Minefinders Inc.
700 - 510 West Hastings Street
Vancouver, B.C., Canada V6B1L8
Tel. 604-687-7160 Fax. 604-687-7165
Email: info@patriotminefinders.com
Website: www.patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Gloria, any geological similarities with other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Caution to U.S. readers

This notice references resources in the “Measured” “Indicated” and “Inferred” categories. These are terms defined under National Instrument 43-101 of the Canadian securities regulators. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the material in the “Measured” or “Indicated” resource categories will ever be converted into mineral reserves. In addition, “Inferred” resources have great uncertainty as to their existence, and great uncertainty as to the economic and legal feasibility of exploiting these in a mining operation. It cannot be assumed that any part or all of an Inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of an Inferred resource may not form the basis of pre-feasibility or feasibility studies except in rare cases. Investors are cautioned not to assume that any part or all of an Inferred resource exists or is economically or legally mineable.